Exhibit 23


                          Independent Auditors' Consent

The Board of Directors
Visionics Corporation:

We consent to incorporation by reference in the registration statement (No. 33-63984) on Form S-8 of Visionics Corporation of our report dated May 25, 2001 relating to the statements of net assets available for plan benefits of Digital Biometrics, Inc. Retirement Plan as of December 31, 2000 and 1999, the related statements of changes in net assets available for plan benefits for the years then ended, and related supplemental schedule of assets held for investment purposes, which report appears in the December 31, 2000 Form 11-K of Visionics Corporation.



                                              /s/ KPMG LLP

Minneapolis, Minnesota
June 26, 2001


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